For Immediate Release

FERRO COMPLETES ELECTRONIC MATERIALS RESTRUCTURING PROGRAM;
SELLS NIAGARA FALLS MANUFACTURING FACILITY

CLEVELAND, OH, U.S.A.—December 11, 2007—Ferro Corporation (NYSE: FOE) has completed the previously announced restructuring of its Electronic Materials Systems operations in the United States. The restructuring included transfer of dielectric materials manufacturing from the Company’s production facilities in Niagara Falls, New York, to existing Ferro facilities in Penn Yan, New York and Uden, The Netherlands.

As part of the restructuring program, Ferro sold its Niagara Falls manufacturing site and certain industrial ceramics product lines that were based at the Niagara Falls site to TAM Ceramics LLC, an affiliate of All-American Holdings LLC.

“We completed the restructuring program on schedule and we continue to estimate annual savings of $7 million to $8 million in 2008 as a result,” said Barry Russell, Vice President of Ferro Electronic Material Systems. “We are pleased to reach agreement for the sale of the Niagara Falls manufacturing facility and industrial ceramics products.”

About Ferro Electronic Material Systems

Ferro Electronic Material Systems has locations in Vista, CA; Penn Yan, NY; South Plainfield, NJ; Cleveland, OH; Haverhill, United Kingdom; Uden, The Netherlands; Hanau, Germany; Tsukuba, Japan; and Suzhou, China. Its products include advanced packaging and thick film conductors; metal pastes and powders for solar energy applications; chemical mechanical planarization (CMP) slurries for semiconductors and advanced integrated circuits; dielectrics used in chip components and multilayer ceramic capacitors (MLCC); and surface finishing materials for LCD, hard disk, and ophthalmic polishing.

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FERRO COMPLETES ELECTRONIC MATERIALS RESTRUCTURING PROGRAM, December 11, 2007,

About Ferro

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported sales of $2.0 billion in 2006. Additional information about the Company can be found at www.ferro.com.

About All-American

All-American Holdings LLC, headquartered in Atlanta, Georgia, is a private equity fund focused on buying manufacturers both domestically and abroad. The vast majority of its acquisitions are division or subsidiary spin-offs of Fortune 2000 companies. All-American focuses on quickly buying and restoring the health of its acquired businesses. All-American is managed by successful private equity professionals and operating executives with a combined 140 plus years of operating experience and well over 150 acquisitions/investments completed. Additional information about All-American can be found at www.AllAmericanHoldings.com.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs, we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking an aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com